	SunTrust Banks, Inc.
	Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (in millions)
	For the Year Ended December 31
(Dollars in millions)	2011		2010		2009	2008		2007
Ratio 1 - including deposit interest
Earnings:
Income/(loss) before income taxes and extraordinary gain	$726		$4		($2,462)	$729		$2,250
Fixed charges	1,189		1,562		2,315	3,778		5,377
Total	$1,915		$1,566		($147)	$4,507		$7,627
Fixed charges:
Interest on deposits	$624		$860		$1,440	$2,377		$3,661
Interest on funds purchased and securities sold under agreements to repurchase	5		6		8	131		440
Interest on other short-term borrowings	12		13		15	55		121
Interest on trading liabilities	26		30		20	27		15
Interest on long-term debt	449		580		761	1,117		1,079
Portion of rents representative of the interest factor (1/3) of rental expense	73		73		71	71		61
Total fixed charges	1,189		1,562		2,315	3,778		5,377
Preferred stock dividend requirements	165		274		280	49		42
Fixed charges and preferred stock dividends	$1,354		$1,836		$2,595	$3,827		$5,419
Ratio of earnings to fixed charges	1.61	x	1.00	x	NM	1.19	x	1.42	x
Ratio of earnings to fixed charges and preferred stock dividends	1.41	x	0.85	x	NM	1.18	x	1.41	x

Ratio 2 - excluding deposit interest
Earnings:
Income/(loss) before income taxes and extraordinary gain	$726		$4		($2,462)	$729		$2,250
Fixed charges	565		702		875	1,401		1,716
Total	$1,291		$706		($1,587)	$2,130		$3,966
Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$5		$6		$8	$131		$440
Interest on other short-term borrowings	12		13		15	55		121
Interest on trading liabilities	26		30		20	27		15
Interest on long-term debt	449		580		761	1,117		1,079
Portion of rents representative of the interest factor (1/3) of rental expense	73		73		71	71		61
Total fixed charges	565		702		875	1,401		1,716
Preferred stock dividend requirements	165		274		280	49		42
Fixed charges and preferred stock dividends	$730		$976		$1,155	$1,450		$1,758
Ratio of earnings to fixed charges	2.28	x	1.01	x	NM	1.52	x	2.31	x
Ratio of earnings to fixed charges and preferred stock dividends	1.77	x	0.72	x	NM	1.47	x	2.26	x
NM - not meaningful. For the year ended December 31, 2009, earnings were inadequate to cover fixed charges by $2.5 billion. Earnings included a $751 million non-cash goodwill impairment charge in 2009 as well as elevated provision for credit losses.